UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.   )

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XPO LOGISTICS, INC.

(Name of Registrant as Specified In Its Charter)

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XPO LOGISTICS, INC.
Five American Lane
Greenwich, Connecticut 06831

May 13, 2022

At XPO, we believe that participation in the public policy process should reflect the priorities of our shareholders and our commitment to transparency and accountability.

While our participation in the policy making process is limited, we believe in the importance of rigorous oversight of our advocacy efforts. As such, informed by recent discussions with our shareholders, we are taking the following actions:

•	Our Board has approved, and we have posted to our website, an amended charter of the Board’s Nominating, Corporate Governance and Sustainability Committee clarifying that the Committee has oversight responsibility for XPO’s political advocacy activities and related policies and procedures.

•	We will describe in greater detail by the end of 2022 each of the policies and procedures that govern XPO’s political advocacy activities, which we believe will better enable our shareholders to see how we manage the risks associated with political advocacy.

•	We will provide additional detail by the end of 2022 regarding the Board’s oversight of political advocacy, including how the Board’s Nominating, Corporate Governance and Sustainability Committee oversees our political advocacy activities, including our relationships with trade associations and other advocacy groups, and ensures that our activities in this area are consistent with our values and our long-term business strategy.

We believe that these combined enhancements will give our shareholders the additional information they seek and provide insight into how the Board assesses the risks and opportunities related to engagement in the political process. These actions will further enable us to advance our shared priorities in a way that supports XPO’s core values and enhance long-term stockholder value.